Exhibit 14.1

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS OF FIRST INTERSTATE BANCSYSTEM, INC.
This Code of Ethics of First Interstate BancSystem, Inc. (the “Company”), which is applicable only to the Company’s Chief Executive Officer (“CEO”) and senior financial officers, including the Company’s principal financial officer and principal accounting officer or controller, or persons performing similar functions, is intended to comply with Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1993, as amended.
It is the Company’s policy that its employees, directors and agents be held to the highest standards of honest and ethical conduct when conducting the affairs of the Company. As a public company, the CEO and senior financial officers are held to an especially high set of ethical standards, which are further described below. The CEO and senior financial officers will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the Company.
The Company also has a Code of Conduct which provides guidelines and procedures for professional and personal conduct applicable to all employees of the Company, including the CEO and senior financial officers. The CEO and senior financial officers are bound by the provisions set forth in the Company’s Code of Conduct relating to the ethical fulfillment of employment responsibilities including, but not limited to, conflicts of interest and compliance with laws and regulations. In addition to the guidelines and procedures set forth in the Company’s Code of Personal Conduct, the CEO and senior financial officers are subject to the following additional policies to ensure (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, timely and understandable disclosure in the Company’s periodic reports and documents filed with the SEC and in other public communications by the Company, (3) compliance with applicable laws, rules, and regulations, (4) prompt internal reporting of violations, and (5) accountability for adherence to this Code of Ethics.
General Standards of Ethical Behavior
The CEO and senior financial officers will:
•Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts between their interests and the Company’s interests. Conflicts of interest are prohibited in all cases unless a specific, case-by-case exception has been granted by the Company’s Board of Directors after review and approval of the specific circumstances. Prohibited conflicts of interests include: (1) performing significant work for an outside employer; (2) use of one’s position with the Company to influence or gain favors from others (“self-dealing”); (3) use of nonpublic or inside information for trading in the Company’s stock or for any other purpose but the conduct of the Company’s business; (4) unauthorized representation of the Company in written or oral communications; (5) personal use of Company assets, resources or facilities; and, (6) causing the Company to enter into transactions with themselves, any of their immediate family members or any entity in which the CEO or senior financial officers or any of their immediate family members have a direct or indirect interest (other than passive investments consisting of less than 1% of the outstanding shares of publicly traded companies which do not create the appearance of a conflict of interest).
•Promptly bring to the attention of the Chair of the Audit Committee or report on EthicsPoint (as detailed below) any information the CEO or senior financial officer may have concerning any violation of this Code of Ethics including actual or apparent conflicts of interest between personal and professional relationships involving management or other employees who have a significant role in the Company’s financial reporting, disclosures, and internal controls.
•Promptly bring to the attention of the Chair of Governance and Nominating Committee or report on EthicsPoint (as detailed below) any information the CEO or senior financial officer may have concerning any violations of the Company’s Code of Conduct.
•Refrain from engaging in any activity that would compromise their professional ethics, violate applicable governmental laws, rules or regulations, or otherwise prejudice their ability to carry out their duties to the Company.
•Not take for themselves personally opportunities that are discovered through the use of corporate property, information or position with the Company without the consent of the Company’s Board of Directors.
•Communicate to the Company’s executive management and to external accountants engaged in financial audits of the Company, all relevant unfavorable and favorable information and professional judgments or opinions relating to the Company’s financial reporting and disclosure in periodic reports filed with the SEC.
•Encourage open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departures from sound policy, practice, and accounting norms.

•Ensure that all employees who have a significant role in financial reporting understand the Company’s open communication and full disclosure standards and processes.
•Refrain from disclosing confidential information obtained in the course of their work except where authorized, unless legally obligated to do so.
•Inform staff members, as appropriate, of the confidentiality of information obtained in the course of their work and monitor, as needed, to ensure that staff members maintain that confidentiality.
•Refrain from using or appearing to use confidential information obtained in the course of their work for unethical or illegal advantage, either personally or indirectly through others.
Standards Regarding Financial Records and Reporting
The CEO and senior financial officers will:
•Carefully review a draft of each periodic report for accuracy and completeness before it is filed with the SEC, with particular focus on disclosures that the CEO or senior financial officer do not understand or agree with and on information known to the CEO or senior financial officer that is not reflected in the report.
•Establish appropriate systems and procedures to ensure that business transactions are recorded on the Company’s books in accordance with generally accepted accounting principles (“GAAP”), established Company policy and appropriate regulatory pronouncements and guidelines.
•Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation or regulatory guidelines.
•Establish and administer disclosure and financial accounting controls and procedures that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound, and profitable operation of the Company and to ensure that material information is included in each periodic report during the period in which the periodic report is being prepared.
•Meet with members of executive management and others involved in the disclosure process to discuss their comments on the draft periodic reports.
•Completely disclose all relevant information reasonably expected to be needed by the Company’s regulatory examiners, internal auditors and independent accountants for the full, complete and successful discharge of their duties and responsibilities.
•Confirm that neither the Company’s internal auditor nor its independent accountants are aware of any material misstatements or omissions in draft periodic reports, or have any concerns about the management’s discussion and analysis section of the periodic reports.
•Promptly bring to the attention of the Chair of the Audit Committee, other properly authorized committee, or report on EthicsPoint matters that could compromise the integrity of the Company’s financial reports, disagreements on accounting matters, and violations of any part of the Company’s Code of Personal Conduct or this Code of Ethics.
•Comply with applicable laws, rules and regulations relating to the filing of periodic reports with the SEC by the Company.
•Promptly bring to the attention of the Chair of the Audit Committee, other properly authorized committee, or report on EthicsPoint any information concerning evidence of a material violation of securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of the Company’s Code of Personal Conduct or this Code of Ethics.
Any waiver of this Code of Ethics for the CEO and senior financial officers will be promptly disclosed as required by law or regulation of the SEC. The Company does not permit retaliation of any kind against individuals covered by this Code of Ethics for good faith reports of violations of this Code of Ethics or the Company’s Code of Personal Conduct or for good faith reports of any other questionable conduct.
EthicsPoint – Confidential Reporting Tool
An independent whistleblower hotline, known as EthicsPoint, has been established through which concerns or complaints may be anonymously and confidentially reported. Any individual with questions or concerns regarding violations of this Code of Ethics, the Company’s Code of Personal Conduct, or applicable governmental laws, rules, or regulations, or regarding questionable accounting, internal accounting controls, or auditing matters can anonymously raise such questions or concerns through the EthicsPoint hotline by telephone at 1-844-762-5158 or the Internet at http://firstinterstatebank.ethicspoint.com.
Public Availability
The text of this Code of Ethics for the Chief Executive Officer and Senior Financial Officers of First Interstate BancSystem, Inc. is posted on the Company’s website, www.FIBK.com.

Acknowledgement Form
I have received and read the Code of Ethics for Chief Executive Officer and Senior Financial Officers of First Interstate BancSystem, Inc. (“Code of Ethics”) and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Chair of the Audit Committee or to report on EthicsPoint, the Company’s confidential reporting tool, any suspected violations of the Code of Ethics.

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